Exhibit 99.1

         ADVANCED ACCESSORY SYSTEMS AND AAS CAPITAL ANNOUNCE RECEIPT OF
        REQUISITE CONSENTS TO AMEND INDENTURE RELATING TO 10 3/4% SENIOR
                                     NOTES

         STERLING HEIGHTS, MICHIGAN, June 23, 2006 - Advanced Accessory Systems, LLC ("AAS") and AAS Capital Corporation ("AAS Capital") today announced that consents ("Consents") by the required holders of a majority of their outstanding 10 3/4% Senior Notes due 2011 (the "Senior Notes") not held by AAS, AAS Capital or any of their affiliates in the previously announced cash tender offer to purchase any and all of their Senior Notes were obtained today.

As a consequence of this announcement, tendered Senior Notes may not be validly withdrawn and Consents may not be validly revoked after 5:00 p.m., New York City time, on June 26, 2006 (the "Withdrawal Deadline"). Any intended withdrawal of tendered Senior Notes and revocation of Consents must be made in accordance with the procedures described in the Offer to Purchase and Consent Solicitation Statement of AAS and AAS Capital under the caption "Withdrawal and Revocation Rights" as if the term "Consent Payment Deadline" had been replaced with the term "Withdrawal Deadline." A valid withdrawal of tendered Senior Notes on or prior to the Withdrawal Deadline would revoke the related Consent.

The tender offer and consent solicitation are made solely on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement of AAS and AAS Capital, as amended. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Senior Notes. It also is not a solicitation of consents to the proposed amendments to the indenture governing the Senior Notes.